Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Performance Plus
Municipal Fund, Inc.
33-31377
811-5931

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, with the meeting being subsequently adjourned to October 22, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
 <c>Common and MuniPreferred shares voting together as a class
   For
                              7,430,913
   Against
                                 364,232
   Abstain
                                 441,481
   Broker Non-Votes
                              2,605,476
      Total
                            10,842,102



Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07-012845.